EXHIBIT 1

Information Regarding Instruction C Persons

     The general partner of ProLogis Six Rivers is ProLogis Six Rivers GP LLC, a Delaware limited liability company (“Six Rivers GP”), which is an indirect wholly owned subsidiary of ProLogis, a Maryland real estate investment trust (“ProLogis”). The principal executive offices of both Six Rivers GP and ProLogis are located at 14100 East 35th Place, Aurora, Colorado 80011. Six Rivers GP was formed for the purpose of engaging in the transactions contemplated by the Merger Agreement described in Item 4 of this Schedule 13D and has not engaged in any other business or activities as of the date of this Schedule 13D. ProLogis is a real estate investment trust that owns (directly and through unconsolidated investees), operates and develops industrial distribution properties in North America, Europe and Asia.

     The trustees and executive officers of ProLogis are set forth below. Unless otherwise indicated, the business address listed for each individual not principally employed by ProLogis is also the address of the corporation or other organization that principally employs such individual as indicated below. The business address for each individual principally employed by ProLogis is c/o ProLogis, 14100 East 35th Place, Aurora, Colorado 80011, unless otherwise indicated.

TRUSTEES

POSITION/PRESENT PRINCIPAL
OCCUPATION OR EMPLOYMENT AND
NAME	BUSINESS ADDRESS	CITIZENSHIP
K. Dane Brooksher	Chairman of the Board and Chief Executive Officer of ProLogis	U.S.A.

Stephen L. Feinberg	Chairman and Chief Executive Officer of Dorsar Investment Co., Inc. 4855 N. Mesa, Ste. 120 El Paso, TX 79912	U.S.A.

George L. Fotiades	President and Chief Operating Officer of Cardinal Health, Inc. 7000 Cardinal Place Dublin, OH 43017	U.S.A.

Donald P. Jacobs	Faculty Member and Dean Emeritus of the J.L. Kellogg School of Management of Northwestern University 2001 Sheridan Road Evanston, IL 60208-2003	U.S.A.

Neelie Kroes	Member of the Supervisory Boards of Volvo (Sweden) and the Thales Group c/o Begemann & Wellink Producties Hofcampweg 71D 2241 KE Wassenaar The Netherlands	The Netherlands

Irving F. Lyons, III	Vice Chairman and Chief Executive Officer of ProLogis 47775 Fremont Blvd. Fremont, CA 94538	U.S.A.

POSITION/PRESENT PRINCIPAL
OCCUPATION OR EMPLOYMENT AND
NAME	BUSINESS ADDRESS	CITIZENSHIP
Kenneth N. Stensby	Senior Vice President, Mortgage Origination of Heitman Real Estate Investment Management 4750 IDS Center Minneapolis, MN 55402	U.S.A.

D. Michael Steuert	Senior Vice President and Chief Financial Officer of Fluor Corporation One Enterprise Drive, F4D Aliso Viejo, CA 92656-2606	U.S.A.

J. André Teixeira	Vice President, Global Innovation and Development of Interbrew, Belgium Vaarstraat 94 B-3000 Leuven Belgium	Belgium

William D. Zollars	Chairman, President and Chief Executive Officer of Yellow Corporation 10990 Roe Avenue Overland Park, KS 66211	U.S.A.

EXECUTIVE OFFICERS

NAME	PRESENT POSITION WITH PROLOGIS	CITIZENSHIP
K. Dane Brooksher	Chairman of the Board and Chief Executive Officer	U.S.A.

Luke A. Lands	Senior Vice President and Controller	U.S.A.

Irving F. Lyons, III	Vice Chairman and Chief Investment Officer	U.S.A.

Steven K. Meyer	President and Chief Operating Officer for Europe	U.S.A.

Edward S. Nekritz	Managing Director, General Counsel and Secretary	U.S.A.

Walter C. Rakowich	Managing Director and Chief Financial Officer	U.S.A.

Jeffrey H. Schwartz	President and Chief Operating Officer for Asia and President of International Operations	U.S.A.

John W. Seiple, Jr.	President and Chief Investment Officer for North America	U.S.A.

Robert J. Watson	President of North American Operations	U.S.A.